EXHIBIT 99.1

IZEA Reports Record Second Quarter Revenue, Up 135%
First Half Bookings of $10.5 million, up 146%

Orlando, Florida (August 12, 2015) - IZEA, Inc. (OTCQB: IZEA), operator of the premiere online marketplace that connects brands and publishers with influential content creators, today announced record results for its second quarter ended June 30, 2015.

Second Quarter Financial Highlights:

•	Bookings for the quarter grew 141% year-over-year to a record $6.2 million, up from $2.6 million in Q2 2014.

•	Sponsored Social bookings for the quarter grew 50% year over year to $3.8 million, up from $2.6 million.

•	Revenue for the quarter increased 135% to a record $4.6 million compared to Q2 2014.

•	Sponsored Social represented $2.4 million in Q2 revenue; Content represented $2.2 million in revenue.

•	New opportunity pipeline, a representation of new client proposals generated within the quarter, grew to $32.3 million, up from $12.8 million in Q2 2014, an increase of 159%.

•	Gross profit margin for Content increased from 9% in Q2 2014 under Ebyline, Inc. to 11% in Q2 2015 operating under IZEA.

Second Quarter Operational Highlights:

•	IZEAx aggregate network reach increased to 2.97 billion fans and followers at the end of the quarter, up 9.6% compared with Q1 2015 and 460% year-over-year.

•	IZEAx registered users increased 15% to 514,000 from Q1 2015 to Q2 2015 and increased 679% from 66,000 in Q2 2014.

•	Launched new IZEA corporate website and revamped marketing materials with expanded offering.

•	Signed two new IZEAx partners and expanded into Australia via WeConnect partnership.

•	Established a new client development presence in Canada and booked a first sale within the first 90 days.

•	Announced content platform partnership with Percolate, a leading marketing platform provider.

•	Appointment of Chris Staymates as VP of Engineering and Jill Golder, CFO of Ruby Tuesday, as a Board Member.

IZEA ended the quarter with cash and cash equivalents of $2.5 million, receivables of $3.3 million and an untapped $5 million credit facility with Bridge Bank. In July, the company announced a warrant conversion offer to existing warrant holders. The company has received signed commitments in excess of $12 million from over 80% of the warrant holders. The transaction is scheduled to close on August 14, 2015. In conjunction with the warrant conversion, the company has officially applied for an up-listing to the NASDAQ capital market.

“In the second quarter, we built off the momentum from the $19.4 million sales pipeline we had generated in Q1. We saw continued growth in both our Sponsored Social and Virtual Newsroom content offerings and have already exceeded IZEA’s 2014 total annual revenue by the end of Q2 2015. In June 2015, we delivered our first month in excess of $2.5 million in bookings, another milestone for our growing sales team,” commented Ted Murphy, IZEA’s Chairman and Chief Executive Officer.

“While revenue was up 135% for Q2, the concentration of sales towards the end of the quarter did impact revenue recognition within the term. At the end of the quarter, the company had unearned revenue of $2.7 million, with an additional $2.5 million of booked business not yet billed. We expect much of this to be recognized in the coming months.” said Murphy. “Our annualized run-rate based on Q2 bookings is

$24.8 million and our team remains confident in our ability to achieve $25 million in bookings for the 2015 fiscal year.”

“In addition to strong overall sales, IZEA continues to see impressive growth of average deal size. The company’s average deal size for the first half of 2015 climbed 67% over the first half of 2014. We also had a major product cross-selling win with a global top 20 website and secured the biggest individual contract in our history with a leading international hotel chain. IZEA is becoming a more integral component of our client’s marketing strategy, leading to larger individual contracts and longer engagements. All of this is positively impacting our ability to scale and driving the significantly increased revenue per employee,” said Ryan Schram, IZEA’s Chief Operating Officer.

Second Quarter 2015 Results:
Revenue for the second quarter of 2015 was $4,627,742 compared to $1,969,235 for the second quarter of 2014, an increase of 135% due to the increase in our Sponsored Social and Content sales. Gross profit for the quarter was $1,710,382, up from $1,312,579 during the same period in 2014 - an increase of 30.3%.

Operating expenses for the second quarter of 2015 were $3,910,929, compared to $2,519,797 during the same period in 2014, primarily due to investments in additional sales and engineering staff along with the assumption of Ebyline’s operating expenses as well as increased legal expenses.

Operating EBITDA was $(1,722,490) for the quarter compared to $(932,344) during the same period last year, primarily due to investments in new hires and technology along with the assumption of Ebyline overhead. Net loss for the quarter was $(1,985,291) compared to net income of $2,029,135 during the same period last year, primarily due to a $2,989,103 difference in the gain on the change in the fair value of derivatives between periods and the increase in operating expenses in 2015. Cash used for operating activities was $1,484,723 during the three months ended June 30, 2015.

Basic and diluted loss per common share for the quarter was $(.03), compared to basic and diluted income per common share of $.04 and $.03, respectively, for the second quarter of 2014.

Investor Conference Call
The Company will host a conference call today at 5:00p.m. ET, during which IZEA management will discuss the financial results and be available to answer any questions from investors.

Conference Date:          08/12/15
Conference Start Time:      5:00 pm Eastern
Dial-In Number:         (201) 689-8471

Electronic replay of the conference call will be available through August 19, 2015 by dialing 1-858-384-5517 and entering PIN number 13617395. IZEA will also post a downloadable file onto the Investor Relations area of http://corp.izea.com.

About IZEA
IZEA operates the premiere online marketplace that connects brands with influential content creators. IZEA creators range from leading bloggers and social media personalities to A-List celebrities and professional journalists. Creators are compensated for developing and distributing unique content on behalf of brands including long form text, videos, photos and status updates. Brands receive influential consumer content and engaging, shareable stories that drive awareness. For more information about IZEA, visit http://corp.izea.com.

Financial Methodology & Related Disclosures
"EBITDA" is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. EBITDA is commonly defined as "earnings before interest, taxes,

depreciation and amortization." We believe that EBITDA provides useful information to investors as it excludes transactions not related to the core cash operating business activities including non-cash transactions.

We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. All companies do not calculate EBITDA in the same manner, and EBITDA as presented by IZEA may not be comparable to EBITDA presented by other companies. IZEA defines EBITDA as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock related compensation, gain or loss on asset disposals or impairment and all other income and expense items such as loss on exchanges and changes in fair value of derivatives, if applicable.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are forward-looking include the company's estimated levels of bookings and revenues for the 2015 fiscal year. These forward-looking statements are based largely on IZEA's current expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the social sponsorship segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA, inability to obtain additional capital on a timely basis, difficulties in integrating Ebyline’s platforms and operations and achieving the expected benefits from the acquisition, and changing economic conditions that are less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact occur. Please read the full statement and disclosures here: http://corp.izea.com/safe-harbor-statement.

# # #

IZEA Investor Relations

Budd Zuckerman
Genesis Select
(303) 415-0200
bzuckerman@genesisselect.com

IZEA Media Relations

Brent Diggins
Allison & Partners
(623) 201-5554
brent@allisonpr.com

IZEA, Inc.
Consolidated Balance Sheets

	June 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current:
Cash and cash equivalents	$2,525,809	$6,521,930
Accounts receivable	3,305,225	2,156,378
Prepaid expenses	530,239	190,604
Other current assets	21,412	61,424
Total current assets	6,382,685	8,930,336

Property and equipment, net of accumulated depreciation of $336,057 and $239,521	592,873	588,919
Goodwill	2,843,989	—
Intangible assets, net of accumulated amortization of $247,083 and $0	2,122,917	—
Software development costs, net of accumulated amortization of $142,219 and $85,331	426,656	483,544
Security deposits	123,594	100,641
Total assets	$12,492,714	$10,103,440

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,063,370	$310,611
Accrued expenses	577,385	394,617
Unearned revenue	2,680,566	1,767,074
Deferred rent	6,883	—
Current portion of capital lease obligations	31,798	54,376
Current portion of acquisition costs payable	1,070,471	—
Total current liabilities	5,430,473	2,526,678

Deferred rent	110,644	106,531
Capital lease obligations, less current portion	—	7,291
Acquisition costs payable, less current portion	3,076,257	—
Warrant liability	5,458,909	3,203,465
Total liabilities	14,076,283	5,843,965

Stockholders’ equity (deficit):
Common stock, $.0001 par value; 200,000,000 shares authorized; 57,847,712 and 57,697,666, respectively, issued and outstanding	5,785	5,770
Additional paid-in capital	27,608,199	27,195,055
Accumulated deficit	(29,197,553)	(22,941,350)
Total stockholders’ equity (deficit)	(1,583,569)	4,259,475

Total liabilities and stockholders’ equity (deficit)	$12,492,714	$10,103,440

IZEA, Inc.
Unaudited Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenue	$4,627,742	$1,969,235	$8,763,236	$3,926,275
Cost of sales	2,917,360	656,656	5,358,851	1,306,189
Gross profit	1,710,382	1,312,579	3,404,385	2,620,086

Operating expenses:
General and administrative	2,164,380	1,221,352	4,024,894	2,313,573
Sales and marketing	1,746,549	1,298,445	3,328,036	2,211,231
Total operating expenses	3,910,929	2,519,797	7,352,930	4,524,804

Loss from operations	(2,200,547)	(1,207,218)	(3,948,545)	(1,904,718)

Other income (expense):
Interest expense	(36,393)	(6,051)	(55,163)	(15,068)
Change in fair value of derivatives, net	250,507	3,239,610	(2,255,444)	3,375,211
Other income, net	1,142	2,794	2,949	4,399
Total other income (expense)	215,256	3,236,353	(2,307,658)	3,364,542

Net income (loss)	$(1,985,291)	$2,029,135	$(6,256,203)	$1,459,824

Weighted average common shares outstanding – basic	57,714,424	57,045,282	57,706,091	47,145,510
Basic income (loss) per common share	$(0.03)	$0.04	$(0.11)	$0.03

Weighted average common shares outstanding – diluted	57,714,424	72,962,524	57,706,091	62,035,915
Diluted income (loss) per common share	$(0.03)	$0.03	$(0.11)	$0.02

IZEA, Inc.
Unaudited Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$(6,256,203)	$1,459,824
Adjustments to reconcile net income (loss) to net cash used for operating activities:
Depreciation	96,536	40,780
Amortization of software development costs and other intangible assets	303,971	54,623
Stock-based compensation	322,744	246,750
Value of stock and warrants issued or to be issued for payment of services	105,341	129,110
Change in fair value of derivatives, net	2,255,444	(3,375,211)
Cash provided by (used for):
Accounts receivable	(832,326)	317,292
Prepaid expenses and other current assets	(258,099)	(84,678)
Accounts payable	209,420	(97,929)
Accrued expenses	159,643	54,552
Unearned revenue	879,598	(190,213)
Deferred rent	1,096	57,408
Net cash used for operating activities	(3,012,835)	(1,387,692)

Cash flows from investing activities:
Purchase of equipment	(73,296)	(86,305)
Increase in software development costs	—	(206,529)
Acquisition, net of cash acquired	(905,586)	—
Security deposits	(4,400)	(5,817)
Net cash used for investing activities	(983,282)	(298,651)

Cash flows from financing activities:
Proceeds from issuance of common stock and warrants, net	—	10,945,632
Proceeds from stock purchase plan subscriptions & issuance of warrants	29,865	—
Payments on notes payable and capital leases	(29,869)	(36,292)
Net cash provided by (used for) financing activities	(4)	10,909,340

Net increase (decrease) in cash and cash equivalents	(3,996,121)	9,222,997
Cash and cash equivalents, beginning of year	6,521,930	530,052

Cash and cash equivalents, end of period	$2,525,809	$9,753,049

Supplemental cash flow information:
Cash paid during period for interest	$4,578	$7,851

Non-cash financing and investing activities:
Fair value of warrants issued	$51,950	$12,382,216
Acquisition costs payable for assets acquired	$4,192,639	$—
Acquisition of assets through capital lease	$—	$41,339

IZEA, Inc.
Reconciliation of GAAP to Non-GAAP Operating EBITDA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income (loss)	$(1,985,291)	$2,029,135	$(6,256,203)	$1,459,824
Non-cash stock-based compensation	180,413	131,412	322,744	246,750
Non-cash stock issued for payment of services	70,291	70,750	105,341	129,110
Change in the fair value of derivatives	(250,507)	(3,239,610)	2,255,444	(3,375,211)
Gain on disposal of equipment	—	(401)	—	(401)
Interest expense	36,393	6,051	55,163	15,068
Depreciation & amortization	226,211	70,319	400,507	88,186
Operating EBITDA	$(1,722,490)	$(932,344)	$(3,117,004)	$(1,436,674)